Exhibit 3.36

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STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Cinergy Retail Sales, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

   The name of the limited liability company shall be: Duke Energy Retail Sales, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of March, A.D. 2006.

By: ______________________
Authorized Person(s)

Name: Richard G. Beach
Print or Type

#182493

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:08 PM 04/03/2006
FILED 11:55 AM 04/03/2006
SRV 060310824 - 3737334 FILE